Exhibit 10.49

AIRCRAFT MANAGEMENT AGREEMENT

This Aircraft Management Agreement (this “Agreement”) is entered into effective as of this 1st day of October, 2003 between 1132 INVESTMENT CO., a Nevada corporation (“Owner”), and UNITED STATES AVIATION CO., an Oklahoma corporation (“Manager”).

R E C I T A L S

A.            Owner owns a certain Learjet aircraft, Model Number 31A, Serial Number 208, bearing United States Federal Aviation Administration (“FAA”) Registration Number N518JG (the “Aircraft”).

B.            Manager has been requested by Owner to consult with and to give recommendations and advise to Owner regarding the maintenance of the aircraft and such other matters as set forth herein.

C.            Manager has agreed to enter into this Agreement by which it will consult with, advise, and submit recommendations to Owner with respect to the Aircraft, but only under the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the payments to be made pursuant hereto, the mutual promises contained herein, and for other valuable consideration, all of which is considered by the parties as adequate, Owner and Manager agree as follows:

AGREEMENT

1.             Term. The term of this Agreement shall be for a period of twelve (12) months (unless sooner terminated as set forth hereinafter), commencing on the date hereof, October 1, 2003, and ending on September 30, 2004, provided that this Agreement shall automatically renew for successive periods of twelve (12) months each unless otherwise terminated pursuant to the terms hereof.

2.             Duties of Manager. During the term or terms hereof, Manager shall, as an independent contractor, provide consulting services to Owner and shall perform such other services to and on behalf of Owner as are within the scope of this Agreement. Such consulting services shall include the following:

A.            Recommendations Regarding Maintenance and Repair. Manager shall, from time to time and as necessary or as reasonably requested by Owner, consult with and advise Owner with respect to and make recommendations regarding routine and periodic maintenance of the Aircraft and necessary repairs thereto. All maintenance and repair of the Aircraft shall be at the sole direction of Owner, and all expenses incurred in connection therewith shall be the sole responsibility of Owner. Owner hereby acknowledges and agrees that, notwithstanding the receipt by Owner of advice and recommendations from Manager, it is the responsibility of Owner to maintain and repair the aircraft and to comply with all applicable government regulations, including airworthiness directives from the FAA.

B.            Insurance. Manager shall consult with and advise Owner regarding insurance with respect to the Aircraft, although it is the responsibility of Owner to inform itself regarding such insurance, and notwithstanding anything else to the contrary contained herein, Owner shall procure and maintain the insurance in the amounts, with the coverage and insuring the interests as set forth in paragraph 3 below.

3.             Insurance.

A.            General. Without limiting any other obligation of Owner under this Agreement, Owner shall, at its own cost and expense, procure and maintain in full force and effect for the full terms of this Agreement, a policy or policies of insurance issued by a company or companies satisfactory to Manager and providing coverage as follows: (i) public liability insurance on the Aircraft (including, without limitation, passenger legal liability) in an amount not less than Fifty Million U.S. Dollars ($US 50,000,000) for all claims of damages arising out of any one (1) accident or occurrence and property damage insurance with respect to the Aircraft; and (ii) all-risk ground and flight Aircraft hull insurance covering the Aircraft, and fire, transit and extended coverage with respect to any engine or parts while removed from the Aircraft, in an amount equal to the full fair market value of the Aircraft. Owner shall not operate or permit the operation of the Aircraft in any area in which the ordinary hull policy of Owner does not cover all of such risks.

B.            Other Insurance. In addition to and not in limitation of the foregoing, Owner shall maintain at its own cost and expense such other or additional insurance on the Aircraft and/or in respect of damages arising from the use of operation thereof, and shall post such bonds, as may be required by any applicable law, ordinance, rule, regulation or order as a condition to the use or operation of the Aircraft in any jurisdiction where operated.

C.            Additional Insureds. Any policies of insurance carried in accordance with this Agreement and any policy taken out in substitution or replacement of any such policies (i) shall name Manager and Manager’s successors and assigns as additional insureds; (ii) shall provide that in respect of the interests of Manager, the insurance shall not be invalidated by an action or inaction of

Owner or any other person without the prior written consent of Manager, as the case may be, and shall insure Manager regardless of any breach of the policy conditions by Owner; and (iii) shall provide that if the insurers cancel such insurance for any reason whatsoever, or the same is allowed to lapse for nonpayment of premium, such cancellation or lapse shall not be effective as to Manager for thirty (30) days after receipt by Manager of written notice from the insurers of such cancellation or lapse or any reduction in scope or amount of coverage.

D.            Policy Requirements. Each liability policy (i) shall be primary without right of contribution from any other insurance which is carried by Manager to the extent that such other insurance provides he or it with contingent and/or excess liability insurance with respect to his or its interest in the Aircraft, and (ii) shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

E.             Copies of Policies and Expiration. Owner shall, simultaneously with the execution hereof, furnish to Manager copies of all insurance policies and certificates evidencing insurance and with copies of all endorsements required by this Agreement. Owner shall promptly advise Manager in writing of any default in the payment of any premium and of any other act or omission on the part of Owner which might invalidate or render unenforceable, in whole or in part, any insurance on the Aircraft. Owner shall also advise Manager in writing at least ten (10) days prior to the expiration or termination of any insurance carried and maintained on the Aircraft pursuant to this Agreement, and Owner shall, not less than five (5) days prior to the expiration or termination of any insurance carried and maintained on the Aircraft pursuant to this Agreement, provide to Manager evidence that such insurance has been renewed or new insurance has been procured.

4.             Manager’s Compensation. In exchange for the performance by Manager of the consulting services discussed herein, Manager shall for each term hereof be paid by Owner $10,000.00, each annual payment of which shall be due in advance before October 1 of each beginning term. No portion of any management fee paid by Owner to Manager or its employee, agent or designee shall be refunded, notwithstanding the termination of this Agreement in accordance with the terms hereof or otherwise, it being acknowledged by Owner that such annual fee has been earned at the beginning of each term of this Agreement. No payment to Manager shall be made subject to deductions therefrom, including social security and withholding taxes, it being understood that Manager is an independent contractor and shall be solely responsible for all withholding taxes and other necessary or required deductions. Manager shall place the aircraft on its Air Carrier Certificate Number USNA973S and shall pay to Owner 85% of the charter rate charge per flight hour for each particular flight.

5.             Reimbursed Expenses. Owner shall, during the term or terms hereof and, if applicable, subsequent to the termination hereof, reimburse Manager for all out-of-pocket expenses incurred by Manager in the performance of its duties hereunder. Manager shall deliver or cause to be delivered to Owner each month during the term or terms hereof statements or invoices reflecting such expenses, and Owner shall, within five (5) days after the receipt thereof, pay to Manager the amount of such statements or invoices. Manager shall not obligate Owner for, nor incur expenses exceeding,

$20,000.00 without the prior approval of Owner.

6.             Independent Contractor. The parties hereto understand and agree that Manager is an independent contractor and shall not be deemed an employee of Owner nor the operator or operator’s agent of or with respect to the Aircraft. The responsibilities and duties of Manager are those specifically set forth in this Agreement, and the use and operation of the Aircraft is the sole responsibility of Owner, and Manager accepts no responsibility therefor.

7.             Pilots. Manager shall employ for the use on the Aircraft two Pilots (Captain & 1st Officer) and his/her replacement from time to time if necessary, all of whom shall remain as employees of Manager. Manager shall be reimbursed for their salaries plus benefits and add-ons of approximately 30% on an annual basis.

8.             Fuel, Oil and Miscellaneous Expenses. All fuel, oil, catering costs, and other miscellaneous costs and expenses incurred in connection with the operation of the flight shall be the sole responsibility of Owner, notwithstanding that a pilot or pilots employed by Manager for the flight may contract therefor.

9.             Risk of Loss. All risk of loss of or damage to the Aircraft shall be borne by Owner, including without limitation the following events of loss: (i) the actual loss of the Aircraft; (ii) the total or partial loss of the Aircraft or the use thereof due to theft, disappearance, destruction, or damage; or (iii) the condemnation, confiscation, or seizure of the Aircraft or any portion thereof. Manager shall not be liable to Owner for any damage to or loss or destruction of the Aircraft or the use, maintenance, operation, handling, hangaring or storage thereof, or the repair, servicing or adjustment thereto or by any interruption of service or loss of use thereof, or for any loss of business or damage whatsoever or howsoever caused. It is expressly understood and agreed that Manager assumes no liability for any acts or omissions or Owner or of Owner’s agents, servants or employees, or for any of Owner’s property, or any property of any person in privity with Owner, which is damaged, lost or stolen in or from the Aircraft.

10.           Indemnification. Owner does hereby assume liability for, and does hereby covenant and agree to indemnify, protect, save and keep harmless Manager and its respective officers, directors, shareholders, agents and employees, heirs, personal representatives, successors and assigns (collectively the “Indemnities”) from and against any and all losses, damages or expenses resulting from, or arising out of, loss or damage to the Aircraft, and from and against any and all losses, damages, claims, demands, penalties, obligations, actions, suits and all expenses, legal or otherwise, of whatsoever kind and nature, relating to or resulting from the death of any person or any damage or injury to the person or property of any person and arising on account of the use, condition or operation of the Aircraft, and by whomsoever used or operated, during the term or terms of this Agreement. This covenant of indemnity shall continue in full force and effect notwithstanding the termination of this Agreement in any manner whatsoever. Owner shall handle any claim and defend any suit or action brought against Indemnities, or any of them, based upon any such loss, liability, damage, injury, and any other claim or demand, and shall pay all damages, costs and expenses, including attorneys fees, in connection therewith or resulting therefrom.

11.           Hangar Space. Manager shall, during the term or terms of this Agreement, provide to Owner space at Hangar 35 at Tulsa International Airport for the storage of the Aircraft. In exchange for the use of such hangar, Owner shall pay to Manager, during the term or terms of this Agreement, $1,000.00 per month, payable in advance on or before the first day of each month during the term or terms hereof. The relationship between Owner and Manager in connection with the hangar space shall be as Lessor and Lessee (and not as partners, joint venturers, or otherwise).

12.           No Assignment. Neither this Agreement, nor any of the rights or duties hereunder, may be assigned or transferred, in whole or in part, in any manner whatsoever by Owner or Manager without the prior written consent of the other.

13.           Benefits of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

14.           Notices. Any notices required hereunder shall be sent by telegram, Telex, facsimile, or by certified mail, postage prepaid, and addressed as follows:

If to Owner, to:

1132 Investment Co.

c/o William E. Lobeck

1132 S. Lewis Avenue

Tulsa, OK 74104-3906

and if to Manager, to:

United States Aviation Co.

c/o F. Roger Hardesty

4141 N. Memorial Drive

Tulsa, OK 74115-1400

15.           Governing Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Oklahoma.

16.           Entirety, Modification, and Waiver. This Agreement represents the entire understanding and agreement among the parties concerning the subject matter discussed herein and supersedes all prior oral or written negotiations, agreements or understandings regarding such subject matter. This Agreement may be amended or modified only by written agreement duly dated and executed by each party hereto. No waiver of any of the provisions in this Agreement shall be binding unless in writing, dated, and executed by the party sought to be charged therewith.

17.           Termination. This Agreement shall terminate at the end of any term if Owner or Manager gives to the other written notice thereof at least thirty (30) days prior to the end of such term, provided that if Owner wishes to terminate the Agreement at a time other than at the end of a term, Owner shall nonetheless be responsible for reimbursing Manager compensation for the full twelve (12) month period constituting the then current term.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement the date and year first above written.

1132 INVESTMENT CO.

By:	/s/ William E. Lobeck
William E. Lobeck, President

UNITED STATES AVIATION CO.

By:	/s/ F. Roger Hardesty
F. Roger Hardesty, President